The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

Subject to Completion, Dated May 7, 2018.

The Toronto-Dominion Bank $ Leveraged Capped Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (expected to be the second business day after the valuation date) is based on the performance of the iShares® MSCI Emerging Markets ETF (the reference asset) as measured from the pricing date to and including the valuation date (expected to be between 23 and 26 months after the pricing date).

The return on your notes is linked to the performance of the reference asset, and not to that of the MSCI Emerging Markets Index (the target index) on which the reference asset is based. The reference asset follows a strategy of “representative sampling”, which means the reference asset’s holdings are not the same as those of the target index. The performance of the reference asset may significantly diverge from that of the target index.

If the final price on the valuation date is greater than the initial price (equal to the closing price of the reference asset on the pricing date), the return on your notes will be positive, subject to the maximum payment amount (expected to be between $1,289.76 and $1,340.64 for each $1,000 principal amount of your notes). If the final price declines by up to 12.50% from the initial price, you will receive the principal amount of your notes. If the final price declines by more than 12.50% from the initial price, the return on your notes will be negative and you will lose approximately 1.1429% of the principal amount of your notes for every 1% that the final price has declined below the buffer price of 87.50% of the initial price. Despite the inclusion of the buffer price, due to the downside multiplier you may lose your entire principal amount.

To determine your payment at maturity, we will calculate the percentage change of the reference asset, which is the percentage increase or decrease in the final price from the initial price. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●	if the percentage change is positive (the final price is greater than the initial price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 160.00% times (c) the percentage change, subject to the maximum payment amount;
●	if the percentage change is zero or negative but not below -12.50% (the final price is equal to the initial price or is less than the initial price, but not by more than 12.50%), $1,000; or
●	if the percentage change is negative and is below -12.50% (the final price is less than the initial price by more than 12.50%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside multiplier of approximately 114.29% times (c) the sum of the percentage change plus 12.50%. You will receive less than the principal amount of your notes.

The notes do not guarantee the return of principal at maturity.

The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.

You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The initial estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $985.00 and $997.50 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Public Offering Price[1]	Underwriting Discount	Proceeds to TD
Per Note	$1,000.00	$0.00	$1,000.00
Total	$	$	$

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-32 herein.

TD Securities (USA) LLC

Pricing Supplement dated          , 2018

P-1

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.

We, TD Securities (USA) LLC (“TDS”) or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be included in a final pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-7. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.

TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

P-2

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities
Type of Note:	Leveraged Capped Buffered Notes (the “Notes”)
Term:	Expected to be between 23 and 26 months
Reference Asset:	The shares of the iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: EEM UP Equity)
Target Index:	MSCI® Emerging Markets IndexSM
CUSIP / ISIN:	89114QNA2 / US89114QNA21
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $ in the aggregate for all the offered Notes; the aggregate principal amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of the final pricing supplement.
Pricing Date:	[ ]
Issue Date:	Expected to be five Business Days following the Pricing Date.
Valuation Date:	Expected to be between 23 and 26 months after the Pricing Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Valuation Date” on page PS-23 in the product prospectus supplement.
Maturity Date:	Expected to be two Business Days following the Valuation Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Maturity Date” on page PS-23 in the product prospectus supplement.

P-3

Payment at Maturity:

For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:

●       if the Final Price is greater than or equal to the Cap Price, the Maximum Payment Amount;

●       if the Final Price is greater than the Initial Price but less than the Cap Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Percentage Change;

●       if the Final Price is equal to or less than the Initial Price but greater than or equal to the Buffer Price, $1,000; or

●       if the Final Price is less than the Buffer Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Multiplier times (c) the sum of the Percentage Change plus the Buffer Percentage.

If the Final Price is less than the Buffer Price, the investor will receive less than the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Leverage Factor:	160.00%
Cap Price:	Expected to be between 118.11% and 121.29% of the Initial Price (to be determined on the Pricing Date), subject to adjustment as provided under “General Terms of the Notes — Anti-Dilution Adjustments” beginning on page PS-27 of the product prospectus supplement.
Buffer Percentage:	12.50%
Buffer Price:	87.50% of the Initial Price, subject to adjustment as provided under “General Terms of the Notes — Anti-Dilution Adjustments” beginning on page PS-27 of the product prospectus supplement.
Downside Multiplier:	The quotient of the Initial Price divided by the Buffer Price, which equals approximately 114.29%
Maximum Payment Amount:	Between $1,289.76 and $1,340.64 per $1,000 Principal Amount of the Notes (128.976% to 134.064% of the Principal Amount of the Notes). As a result of the Maximum Payment Amount, the maximum return at maturity of the Notes will be between 28.976% and 34.064% of the Principal Amount of the Notes. The actual Maximum Payment Amount will be determined on the Pricing Date.
Percentage Change:	The quotient of (1) the Final Price minus the Initial Price divided by (2) the Initial Price, expressed as a percentage.
Initial Price:	The Closing Price of the Reference Asset on the Pricing Date, subject to adjustment as provided under “General Terms of the Notes — Anti-Dilution Adjustments” beginning on page PS-27 of the product prospectus supplement.

P-4

Final Price:	The Closing Price of the Reference Asset on the Valuation Date, except in the limited circumstances described under “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the product prospectus supplement and subject to adjustment as provided under “General Terms of the Notes—Discontinuance of or Material Change to an ETF” beginning on page PS-23 of the product prospectus supplement.
Closing Price:	As described under “General Terms of the Notes — Closing Price” on page PS-23 of the product prospectus supplement.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing a Note, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus.

The Pricing Date, the Issue Date, the Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

P-5

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm

▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

P-6

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” beginning on page PS-5 in the product prospectus supplement and “Risk Factors” on page 1 in the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Principal at Risk.

Investors in the Notes could lose their entire Principal Amount if there is a decline in the price of the Reference Asset by more than the Buffer Percentage. If the Final Price is less than the Initial Price by more than 12.50%, you will lose a portion of each $1,000 Principal Amount in an amount equal to (i) the Downside Multiplier multiplied by (ii) the sum of the negative Percentage Change plus the Buffer Percentage times (iii) $1,000. Specifically, you will lose approximately 1.1429% of the Principal Amount of each of your Notes for every 1% that the Final Price is less than the Initial Price in excess of the Buffer Percentage and you may lose your entire Principal Amount.

The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Potential Return on the Notes Is Limited by the Maximum Payment Amount and May Be Less Than the Return on a Direct Investment In the Reference Asset.

The opportunity to participate in the possible increases in the price of the Reference Asset through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Payment Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Price exceeding the Cap Price no matter how much the price of the Reference Asset may rise above the Cap Price. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Reference Asset.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will depend on the Final Price of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Notes.

The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.

P-7

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset and, as a result, you may suffer substantial losses.

If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset increases above the Initial Price during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other than the Valuation Date.

The Final Price will be the Closing Price of the Reference Asset on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Price of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Price of the Reference Asset prior to such drop in the price of the Reference Asset. Although the actual price of the Reference Asset on the Maturity Date or at other times during the life of your Notes may be higher than the Final Price, you will benefit from the Closing Price of the Reference Asset only on the Valuation Date.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.

At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.

The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be lower than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Price and the Cap Price on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Price will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Price, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

You Will Have No Rights to Receive Any Shares of the Reference Asset or Any Reference Asset Constituents held by the Reference Asset, and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset or any stocks comprising the Reference Asset (the “Reference Asset Constituents”). You will not have any voting rights, any rights to receive dividends or other distributions, any rights against its investment advisor (the “Investment Advisor”), or any other rights with respect to the Reference Asset or any of its Reference Asset Constituents. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or its Reference Asset Constituents and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset or any of its Reference Asset Constituents.

P-8

There Are Market Risks Associated with the Reference Asset.

The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset for your Notes. For additional information, see "Information Regarding the Reference Asset" in this pricing supplement and the Reference Asset's SEC filings. We urge you to review financial and other information filed periodically with the SEC.

There Are Liquidity, Management, Custody and Listing Risks Associated with an ETF.

Although shares of the Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market.

An ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Investment Advisor may select up to 10% of the Reference Asset’s assets to be invested in shares of equity securities that are not included in the Target Index. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Investment Advisor invests in securities included in, or representative of, the Target Index regardless of their investment merits. The Investment Advisor does not attempt to take defensive positions in declining markets.

In addition, the Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the Reference Asset will be required to confirm on an ongoing basis that the components of the Target Index satisfy the applicable listing requirements. In the event that the Target Index does not comply with the applicable listing requirements, the Reference Asset would be required to rectify such non-compliance by requesting that MSCI (the “Index Sponsor” or “MSCI”) modify the Target Index, adopting a new target index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the Index Sponsor would so modify the Target Index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the basket fund being delisted by the NYSE Arca.

We Have No Affiliation with Any Reference Asset Constituent Issuer or the Investment Advisor and Will Not Be Responsible for Any Actions Taken by Any Such Entity.

Neither any Reference Asset Constituent Issuer nor the Investment Advisor are affiliates of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Reference Asset Constituent Issuer or the Investment Advisor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. Neither any Reference Asset Constituent Issuer nor the Investment Advisor has any obligation of any sort with respect to the Notes and, therefore, the has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset or, consequently, the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Investment Advisor or any Reference Asset Constituent Issuer.

The Policies of the Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of The Target Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The Investment Advisor, BlackRock Fund Advisors (“BFA,” or the “Investment Advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Investment Advisor concerning the calculation of the net asset value (the “NAV”) of the Reference Asset, additions, deletions or substitutions of Reference Asset Constituents and the manner in which changes affecting the Target Index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable on your Notes on the maturity date. The amount payable on your Notes and their market value could also be affected if the Investment Advisor changes these policies, for example, by changing the manner in which it calculates the NAV of the Reference Asset, or if the Investment Advisor discontinues or suspends calculation or publication of the NAV of the Reference Asset, in which case it may become difficult or inappropriate to determine the market value of your Notes. If events such as these occur, the Calculation Agent — which initially will be TD — may determine the Closing Price on the Valuation Date — and thus the amount payable on the Maturity Date, if any, as discussed further under

P-9

“General Terms of the Notes—Discontinuance of or Material Change to an ETF” beginning on page PS-23 of the product prospectus supplement.

In addition, the Index Sponsor owns the Target Index and is responsible for the design and maintenance of the Target Index. The policies of the Index Sponsor concerning the calculation of the Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Target Index, could affect the level of the Target Index and, consequently, could affect the market prices of shares of the Reference Asset and, therefore, the amount payable on your Notes and their market value.

The Reference Asset and the Target Index Are Different and the Performance of the Reference Asset May Not Correlate With That of the Target Index.

The Reference Asset uses a representative sampling strategy (more fully described under “Information Regarding the Reference Asset”) to attempt to track the performance of the Target Index. The Reference Asset may not hold all or substantially all of the equity securities included in the Target Index and may hold securities or assets not included in the Target Index. Therefore, while the performance of the Reference Asset is generally linked to the performance of the Target Index, the performance of the Reference Asset is also linked, in part, to shares of equity securities not included in the Target Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor.

Imperfect correlation between the Reference Asset’s portfolio securities and those in the Target Index, rounding of prices, changes to the Target Index and regulatory requirements may cause tracking error, the divergence of the Reference Asset’s performance from that of the Target Index.

In addition, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the Target Index and this may increase the tracking error of the Reference Asset. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Reference Asset and the Target Index. Finally, because the shares of the Reference Asset are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from the NAV per share of the Reference Asset.

For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Target Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Asset or in the Target Index or in the Reference Asset Constituents or in the Target Index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Target Index.

The Price of the Reference Asset May Not Completely Track its NAV.

The NAV of the Reference Asset may fluctuate with changes in the market value of the Reference Asset Constituents. The market prices of the Reference Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market price of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.

Adjustments to the Reference Asset Could Adversely Affect the Notes.

The Investment Advisor is responsible for calculating and maintaining the Reference Asset. The Investment Advisor can add, delete or substitute the Reference Asset Constituents. The Investment Advisor may make other methodological changes that could change the price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the payment at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the payment at maturity and/or the market value of the Notes.

The Notes Are Subject to Foreign Currency Exchange Rate Risk.

The Reference Asset Constituents are traded and quoted in foreign currencies on non-U.S. markets. The prices of the Reference Asset Constituents are converted into U.S. dollars for purposes of calculating the value of the Reference Asset. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the Reference Asset. The values of the currencies of the Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the Reference Asset will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituent, and therefore the price of the Reference Asset, will be adversely affected and the value of the Notes may decrease.

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It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.

Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your Notes is linked to the Reference Asset which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such foreign securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the Reference Asset is not traded, the value of the Reference Asset Constituents may change on days when shareholders will not be able to purchase or sell shares of the Reference Asset.

The countries whose markets are represented by the Reference Asset include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

It will also likely be more costly and difficult for the Investment Advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the Reference Asset Constituents.

Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of the Notes.

TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset or prices of one or more Reference Asset Constituents, and we or they may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Asset or one or more Reference Asset Constituents.

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These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We and our affiliates may, at present or in the future, engage in business with one or more issuers of Reference Asset Constituents (the “Reference Asset Constituent Issuers”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates obligations, and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the price of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes.

TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) Will Be Lower Than the Public Offering Price of the Notes.

TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes will be lower than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.

TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.

TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” on page P-2. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different, and perhaps materially lower, from TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially lower than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes will not be a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to

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purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:

•	the price of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Asset;
•	the dividend rates on the Reference Asset and the Reference Asset Constituents, as applicable;
•	economic, financial, regulatory and political, military or other events that may affect the price of the Reference Asset;
•	the correlation among the Reference Asset Constituents;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature;
•	fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.

The future prices of the Reference Asset cannot be predicted. The actual change in the price of the Reference Asset over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing prices of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Have Limited Anti-Dilution Protection.

The Calculation Agent will make adjustments to the Initial Price, Cap Price and Buffer Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends, reorganization events, and other events that affect the Reference Asset but only in the situations we describe in “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect the Reference Asset. Events that do not require an anti-dilution adjustment may nevertheless adversely affect the market price of one share of the Reference Asset and, therefore, adversely affect the market value of your Notes.

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Market Disruption Events and Adjustments.

The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns

The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical prices of the Reference Asset on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant. The actual terms of the Notes will be set on the Pricing Date.

The examples below are based on a range of Final Prices that are entirely hypothetical; the prices of the Reference Asset on any day throughout the life of the Notes, including the Final Price on the Valuation Date, cannot be predicted. The Reference Asset has been highly volatile in the past—meaning that the price of the Reference Asset has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors—TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) Will Be Lower Than the Public Offering Price of the Notes” on page P-12 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal Amount	$1,000
Leverage Factor	160.00%
Hypothetical Cap Price	118.11% of the Initial Price
Hypothetical Maximum Payment Amount	$1,289.76
Buffer Price	87.50% of the Initial Price
Downside Multiplier	Approximately 114.29%
Buffer Percentage	12.50%
Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Valuation Date
No change in or affecting any of the Reference Asset, the Reference Asset Constituents or the method by which the Index Sponsor calculates the Target Index
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date

Moreover, we have not yet set the Initial Price, which will serve as the baseline for determining the Percentage Change, or the Cap Price or the Maximum Payment Amount, each of which will affect the amount that we will pay on your Notes, if any, at maturity. We will not do so until the Pricing Date. As a result, the actual Initial Price may differ substantially from the price of the Reference Asset prior to the Pricing Date.

For these reasons, the actual performance of the Reference Asset over the life of your Notes, as well as the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the Reference Asset shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Asset during recent periods, see “Information Regarding the Reference Asset—Historical Information” below. Before investing in the offered Notes, you should consult publicly available information to determine the prices of the Reference Asset between the date of this pricing supplement and the date of your purchase of the offered Notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset Constituents.

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The prices in the left column of the table below represent hypothetical Final Prices and are expressed as percentages of the Initial Price. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price and the assumptions noted above.

Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	128.976%
130.000%	128.976%
120.000%	128.976%
118.110%	128.976%
110.000%	116.000%
105.000%	108.000%
102.000%	103.200%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
87.500%	100.000%
75.000%	85.714%
50.000%	57.143%
25.000%	28.571%
0.000%	0.000%

If, for example, the Final Price were determined to be 25.000% of the Initial Price, the Payment at Maturity that we would deliver on your Notes at maturity would be approximately 28.571% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose approximately 71.429% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Price were determined to be 0.000% of the Initial Price, you would lose 100.000% of your investment in the Notes. In addition, if the Final Price were determined to be 140.000% of the Initial Price, the Payment at Maturity that we would deliver on your Notes at maturity would be capped at the Maximum Payment Amount, or 128.976% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Price of greater than 118.110% of the Initial Price.

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The following examples illustrate the hypothetical Payment at Maturity for each Note based on hypothetical Final Prices of the Reference Asset, calculated based on the key terms and assumptions above. The values below have been rounded for ease of analysis.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Final Price is below the Cap Price).
Percentage Change:	5.00%
Payment at Maturity:	$1,000.00 + ($1,000.00 x 5.00% x 160.00%) = $1,000.00 + $80.00= $1,080.00
On a $1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,080.00, a 108.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Final Price is above or equal to the Cap Price).
Percentage Change:	40.00%
Payment at Maturity:	$1,000.00 + ($1,000.00 x 40.00% x 160.00%) = $1,000.00 + $640.00= $1,640.00. However, the Maximum Payment Amount is $1,289.76 and therefore the Payment at Maturity would be $1,289.76.

On a $1,000.00 investment, a 40.00% Percentage Change results in a Payment at Maturity of $1,289.76, a 28.976% return on the Notes.

In addition to limiting your return on the Notes, the Maximum Payment Amount limits the positive effect of the Leverage Factor. If the Final Price is greater than the Initial Price, you will participate in the performance of the Reference Asset at a rate of 160.00% up to a certain point. However, the effect of the Leverage Factor will be progressively reduced for Final Prices that are greater than 118.11% of the Initial Price (based on the Maximum Payment Amount of 128.976% or $1,289.76 per $1,000.00 Principal Amount of the Notes) since your return on the Notes for any Final Price greater than 118.11% of the Initial Price will be limited by the Maximum Payment Amount.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but the Final Price is above or equal to the Buffer Price).

	Percentage Change:	-5.00%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a -5.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.
Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (and the Final Price is below the Buffer Price).
	Percentage Change:	-35.00%
	Payment at Maturity:	$1,000.00 + [$1,000.00 x 114.29% x (-35.00% + 12.50%)] = $1,000.00 – $257.143 = $742.857
	On a $1,000.00 investment, a -35.00% Percentage Change results in a Payment at Maturity of $742.857, a -25.714% return on the Notes.

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The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date if the Final Price were any of the hypothetical prices shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Prices are expressed as percentages of the Initial Price. The chart shows that any hypothetical Final Price of less than 87.500% (the section left of the 87.500% marker on the horizontal axis) would result in a hypothetical Payment at Maturity of less than 100.000% of the Principal Amount of your Notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the Notes. The chart also shows that any hypothetical Final Price of greater than or equal to 118.11% (the section right of the 118.11% marker on the horizontal axis) would result in a capped return on your investment.

The Payments at Maturity shown above are entirely hypothetical; they are based on a hypothetical Cap Price and Maximum Payment Amount, prices of the Reference Asset that may not be achieved on the Valuation Date and assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-6 of the product prospectus supplement.

Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Price or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the price of the Reference Asset and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Notes will depend on the actual Initial Price, the Cap Price and the Maximum Payment Amount, which we will set on the Pricing Date, and the actual Final Price to be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Maturity Date may be very different from the information reflected in the examples above.

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Information Regarding the Reference Asset

The Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Investment Advisor with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisor from publicly available information, including its filings with the SEC and obtained the historical performance of the Reference Asset from Bloomberg Professional® (“Bloomberg”) service. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Asset and the Investment Advisor.

The iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF (the “Reference Asset”) are issued by iShares, Inc. (the “Company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the Reference Asset is one. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.

•	The Reference Asset is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Target Index.
•	The index it tracks is the USD net total return version of the Target Index (ticker NDUEEGF).
•	Investment Advisor: BlackRock Fund Advisors (“BFA”).
•	The Reference Asset’s shares trade on the NYSE Arca under the ticker symbol “EEM”.
•	The company’s SEC CIK Number is 0000930667.
•	The Reference Asset’s inception date was April 7, 2003.
•	The Reference Asset’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.

The Target Index was launched on December 31, 1987 with an initial level of 100.

We obtained the following fee information from the iShares® website without independent verification. The Investment Advisor is entitled to receive a management fee from the Reference Asset based on the Reference Asset’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the Reference Asset and a set of other specified iShares® funds (the “funds”) as follows: 0.75% per annum of the aggregate net assets of the funds less than or equal to U.S. $14.0 billion, plus 0.68% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $14.0 billion up to and including U.S. $28.0 billion, plus 0.61% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $28.0 billion up to and including U.S. $42.0 billion, plus 0.54% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $42.0 billion up to and including U.S. $56.0 billion, plus 0.47% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $56.0 billion up to and including U.S. $70.0 billion, plus 0.41% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $70.0 billion up to and including U.S. $84.0 billion, plus 0.35% per annum of the aggregate net assets of the funds in excess of U.S. $84.0 billion. As of March 31, 2018, the aggregate expense ratio of the Reference Asset was 0.69% per annum.

The investment advisory agreement of the Reference Asset provides that BFA will pay all operating expenses of the Reference Asset, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The Reference Asset may also pay “Acquired Fund Fees and Expenses”. Acquired Fund Fees and Expenses reflect the Reference Asset’s pro rata share of the fees and expenses incurred by investing in other investment companies.

For additional information regarding the company or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSR for the period ended February 28, 2018) and other information the company files with the SEC. In addition, information regarding the Reference Asset, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at us.ishares.com/product_info/fund/overview/EEM.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement, product supplement or prospectus.

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Investment Objective

The Reference Asset seeks to track the investment results, before fees and expenses, of the Target Index. The Reference Asset’s investment objective may be changed without shareholder approval.

The following tables display the top holdings and weightings by industry sector of the Reference Asset. (Sector designations are determined by the Investment Advisor using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the Reference Asset website without independent verification.

Notwithstanding the Reference Asset’s investment objective, the return on your Notes will not reflect any dividends paid on the Reference Asset shares, on the securities purchased by the Reference Asset or on the securities that comprise the Target Index.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of March 31, 2018

Reference Asset Constituent Issuer	Percentage (%)
Tencent Holdings Ltd	5.38%
Samsung Electronics Co., Ltd	4.04%
Alibaba Group Holding Ltd ADR	3.83%
Taiwan Semiconductor Manufacturing Co Ltd	3.73%
Naspers Limited N Ltd	1.94%
China Construction Bank Corporation (Hong Kong)	1.57%
Industrial and Commercial Bank of China	1.15%
Baidu Inc ADR Class A	1.11%
China Mobile Ltd.	1.02%
Ping An Insurance Group Co of China Ltd	0.96%
Total	24.73%

iShares® MSCI Emerging Markets ETF Weighting by Sector as of March 31, 2018*ǂ

Sector	Percentage (%)
Information Technology	27.58%
Financials	23.94%
Consumer Discretionary	9.45%
Materials	7.31%
Energy	7.16%
Consumer Staples	6.39%
Industrials	5.16%
Telecommunication Services	4.54%
Health Care	2.82%
Real Estate	2.80%
Utilities	2.36%
Cash and/or Derivatives	0.49%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

ǂ It has been announced that the Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the MSCI EAFE Index, is expected to be updated in September 2018. Please see below for additional information about these updates.

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iShares® MSCI Emerging Markets ETF Weighting by Country as of March 31, 2018*

Country	Percentage (%)
China	29.82%
Korea (South)	15.02%
Taiwan	11.64%
India	8.06%
Brazil	7.44%
South Africa	6.72%
Russian Federation	3.59%
Mexico	2.91%
Malaysia	2.47%
Thailand	2.41%
Other	9.92%
Total	100.00%

*  Percentages may not sum to 100% due to rounding.

Holdings With Weights Equal to or in Excess of 5% of the iShares® MSCI Emerging Markets ETF as of March 31, 2018.

According to its publicly available documents, Tencent Holdings Limited is an investment holding company engaged in providing value-added services and online advertising services. Information regarding Tencent Holdings Limited can be found on the company’s website at tencent.com/en-us/investor.html. We are not incorporating by reference the website or any material it includes in this pricing supplement. See “Additional Risk Factors Specific to Your Notes — Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets” on page P-11 of this pricing supplement.

The graph below shows the daily historical closing prices of Tencent Holdings Limited from May 3, 2008 through May 3, 2018, adjusted for corporate events, if applicable. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the Reference Asset Constituent Issuer set forth above from publicly available information without independent verification.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the Target Index. For the Reference Asset, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the Target Index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Target Index.

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The Reference Asset generally invests at least 90% of its assets in the securities of the Target Index and in depositary receipts representing securities of the Target Index. The Reference Asset may invest the remainder of its assets in securities not included in the Target Index, but which BFA believes will help the Reference Asset track the Target Index. The Reference Asset may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the Reference Asset may lend securities representing up to one-third of the value of the Reference Asset’s total assets (including the value of the collateral received). The Reference Asset invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius. BFA also serves of the investment advisor of the subsidiary.

Tracking Error

The performance of the Reference Asset and the Target Index may vary due to a variety of factors, including differences between the Reference Asset’s assets and the Target Index, pricing differences (including differences between a security’s price at the local market close and the Reference Asset’s valuation of a security at the time of calculation of the Reference Asset’s NAV per share), differences in transaction costs, the Reference Asset’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Target Index or the costs to the Reference Asset of complying with various new or existing regulatory requirements. Tracking error may also result because the Reference Asset incurs fees and expenses, while the Target Index does not. BFA expects that, over time, the Reference Asset’s performance difference will not exceed 5%. The Reference Asset’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the Reference Asset used an indexing strategy in which an exchange traded fund invests in substantially all of the securities in the Target Index in approximately the same proportions as in the Target Index.

As of March 31, 2018, iShares reported the following average annual returns on the market price of the Reference Asset’s shares and the Target Index. The market price of the Reference Asset’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. Reference Asset shares: 1 year, 25.09%; 3 years, 8.57%; 5 years, 4.63%; 10 years, 2.79%; since inception, 12.09%; Target Index: 1 year, 24.76%; 3 years, 8.76%; 5 years, 5.00%; 10 years, 3.00%; since Reference Asset’s inception, 12.47%

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Target Index is concentrated in that industry or group of industries.

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The Target Index

The Target Index is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The Target Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The Target Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing price information for the Target Index is available on the following website: mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The Target Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the Target Index are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. The Target Index is calculated in U.S. dollars on a total return net basis. The Target Index was launched on December 31, 1987 at an initial value of 100.

MSCI has announced that, beginning in June 2018, it expects to include, in the Target Index, large cap China A shares that are not in trading suspension. Consequently, MSCI plans to add 222 China A Large Cap stocks to the Target Index using a 5% partial inclusion factor (on a pro forma basis, this will represent approximately 0.73% of the weight of the Target Index).

Construction of the Target Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The Target Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i)	Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

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In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•	First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.
•	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.
•	The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2017, the equity universe minimum size requirement was set at U.S. $261 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)
(2)	Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).
(3)	Foreign listing in a different geographical region (if the security has two or more listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

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Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the Target Index, outside of a quarterly or semi-annual index review.

Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For emerging market indices, the market coverage for a standard index is 42.5%. As of November 2017, the global minimum size range for an emerging market standard index is a full market capitalization of USD 3.05 billion to USD 7.02 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•	If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the Target Index in order to reach the minimum number of required constituents.
•	At subsequent Target Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

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Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

MSCI and S&P Dow Jones Indices LLC have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update will broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary sector currently classified under the Media Industry group and the Internet & Direct Marketing Retail sub-industry, along with select companies currently classified in the Information Technology sector.

Calculation Methodology for the Target Index

The Target Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the Target Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Notwithstanding the Reference Asset’s investment objective, the return on your Notes will not reflect any dividends paid on the Reference Asset shares, on the Reference Asset Constituents or on the securities that comprise the Target Index.

Maintenance of the Target Index

In order to maintain the representativeness of the Target Index, structural changes may be made by adding or deleting component securities. Currently, such changes in the Target Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the Target Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the Target Index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

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MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the Target Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the Target Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the Target Index. The following Target Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the Target Index at the time of the previous quarterly index review; the minimum size requirement for the Target Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the Target Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Target Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The Target Index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the Target Index or any member of the public regarding the advisability of investing in the Target Index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the Target Index.

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Historical Information

The graph below shows the daily historical Closing Prices of the Reference Asset from May 3, 2008 through May 3, 2018.

We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or judicial or administrative ruling to the contrary, to characterize your Notes as pre-paid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the discussion below regarding Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Notes are linked to the shares of an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the Notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying passthru entity at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Reference Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as Excess Gain because the Reference Asset is an ETF, the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Reference Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be Excess Gain if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as Excess Gain from a constructive ownership transaction, which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the Notes.

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In the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a constructive ownership transaction), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code and Section 897 of the Code, as discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

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Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

We expect that delivery of the Notes will be made against payment for the Notes on or about [ ], which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two Business Days from the Pricing Date, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS or any of our affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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